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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE       Contact:    Steven T. Sabatini
                                        Senior Executive V.P. &
                                        Chief Financial Officer
                                        Union State Bank
                                        (914) 365-4615

                                        Rick F. Hall
                                        President and
                                        Chief Executive Officer
                                        La Jolla Bank
                                        (858) 756-7888

          UNION STATE BANK TO ACQUIRE THE STAMFORD, CONNECTICUT BRANCH
               AND MANHATTAN BRANCH OF LA JOLLA BANK (CALIFORNIA)

ORANGEBURG, NY, MAY 26, 2000 - Union State Bank (USB), the Bank subsidiary of U.S.B. Holding Co., Inc., and La Jolla Bank, La Jolla, California, jointly announced that on May 25, 2000, they have signed a definitive agreement pursuant to which USB will acquire the Stamford, Connecticut and Manhattan branches of La Jolla Bank. The two branches to be acquired have approximately $100 million in deposits, which will be assumed by USB in this transaction. La Jolla Bank will retain its loan portfolio and lending operations in the New York area. Upon completion of the transaction, the branches will become Union State Bank branches.

         As of March 31, 2000, U.S.B. Holding Co., Inc. has approximately $1.7 billion in assets and currently operates 22 branches in Rockland and Westchester Counties, New York. La Jolla Bank has approximately $650 million in assets and has operations in five states.

         Thomas E. Hales, Chairman of the Board, President and Chief Executive Officer of USB, commented that "the acquisition expands USB's presence from its Rockland and Westchester base into the Fairfield County, Connecticut and New York City marketplaces." Mr. Hales further stated that "the expansion of our franchise into these areas is a natural progression into markets where the Bank has already established strong lending relationships."

         Rick F. Hall, President and Chief Executive Officer of La Jolla Bank, commented that "La Jolla Bank will work closely with Union State Bank to assure a successful transition of the branches."

         The transaction is contingent upon the receipt of required bank regulatory approvals. The parties anticipate that the transaction will be consummated in the third quarter of 2000.

         Further information on Union State Bank can be found on the world wide web at www.unionstate.com.

         U.S.B. Holding Co., Inc. common stock is listed on the New York Stock Exchange trading under the symbol "UBH."